EXHIBIT 99.2

CCOM Group, Inc. Appoints New Director

HAWTHORNE, New Jersey (August 13, 2012) – CCOM Group, Inc. (name changed from Colonial Commercial Corp.) (“CCOM”) (OTCQB: “CCOM,” “CCOMP”), today announced that Frank Harrell has been appointed to the Board of Directors. His appointment increases the number of directors to eight.

Mr. Harrell has extensive management experience. Mr. Harrell has advised Optimize Rx, Sample MD, Carrier Corporation/United Technologies, Watsco, Inc. and others on revenue planning, merger and acquisition strategies, and many other business issues.

Mr. Harrell has been advising the founder and Chairman of Optimize Rx and Sample MD since 2007. His extensive HVAC experience includes positions as Senior Vice President/Consultant from 2000 to 2002, Senior Vice President of Worldwide Sales from 1994 to 1999 and Vice President of Sales, ACO Division, from 1991 to 1994 for International Comfort Products/United Technologies/Carrier. He was Vice President of Sales and Marketing from 1987 to 1991 and Vice President of Sales-North America from 1984 to 1987 for Snyder General Corporation. He also served as Chairman of the Board of Coastline Distribution and General Heating Distributors, both HVAC distributors.

Michael Goldman, the Company’s Chairman of the Board, said “We are pleased to welcome Mr. Harrell to our Board of Directors. His acute business insights, together with his industry experience and relationships, will be an asset in the growth of our business.”

About CCOM Group, Inc.

CCOM distributes heating, ventilating and air conditioning, (“HVAC”), equipment, parts and accessories, climate control systems, customized control panels, and plumbing and electrical supplies and equipment to professional contractors in the states of New York, New Jersey, Massachusetts, Connecticut and eastern Pennsylvania through its subsidiaries; Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. The Company also distributes home appliances to dealer groups and appliance stores through its Goldman Universal division. The Company is headquartered in New Jersey, and, with its affiliates, operates out of 18 locations in its geographic trading area.  For more information on CCOM’s operations, products and/or services, please visit www.ccomgrp.com.

For further information, please contact William Pagano, Chief Executive Officer, or William Salek, Chief Financial Officer, at (973) 427-8224.